Exhibit 3.4

RESTATED

CERTIFICATE OF INCORPORATION

OF

CONTOUR ENERGY CO.

Contour Energy Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is Contour Energy Co.

2. The Certificate of Incorporation of the Corporation (formerly known as Kelley Oil & Gas Corporation) was filed in the office of the Secretary of State of the State of Delaware on September 20, 1994, amended on December 20, 1994, corrected on February 13, 1996, amended on April 30, 1996, amended on July 12, 1999, corrected on August 24, 1999, corrected on May 12, 2000 and amended on November 30, 2001.

3. This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law (the “DGCL”).

4. The text of the Certificate of Incorporation, as amended and corrected, is hereby further amended and restated to read in full as follows:

ARTICLE 1

NAME

Section 1.1 Name. The name of the corporation is CONTOUR ENERGY CO. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND REGISTERED AGENT

Section 2.1 Address and Name. The Corporation’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE 3

EXISTENCE

Section 3.1 Term. The existence of the Corporation shall be perpetual.

ARTICLE 4

PURPOSE

Section 4.1 Purpose. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized wader the DGCL as the same exists or may hereafter be amended.

ARTICLE 5

AUTHORIZED STOCK

Section 5.1 Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 20,000,000 shares of common stock, par value $.10 per share (“Common Stock”). The Corporation shall not issue any class or series of non-voting equity securities.

Section 5.2 Common Stock. (a) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on the record date for such vote. Except as otherwise required by the DGCL, the holders of Common Stock shall possess all voting power and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

(b) When, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, securities of the Corporation or other property, each bolder of record of Common Stock on the record date for any such dividend or distribution shall be entitled to share ratably in such dividend or distribution in proportion to the number of shares of Common Stock held by such holder on the record date for such dividend or distribution.

(c) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock held by such holder.

ARTICLE 6

MANAGEMENT AND GOVERNANCE

Section 6.1 General. This Article 6 contains provisions for the management of the business and for the conduct of the affairs of the Corporation, and provisions creating, defining, limiting and regulating the powers of the Corporation, its directors, and the stockholders of any class of the Corporation’s stock. Except as otherwise expressly provided in this Certificate of Incorporation or the bylaws of the Corporation, all of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, shall be exercised exclusively by or at the direction of the Board of Directors of the Corporation.

Section 6.2 Bylaws. The bylaws of the Corporation may be altered, amended or repealed, or new bylaws may be adopted by, holders of 66 2/3% of the stock entitled to vote in the election of directors of the Corporation at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

Section 6.3 Directors. (a) The number of directors of the Board of Directors shall be as specified in the bylaws of the Corporation provided that such number shall not be less than three. Each director will serve for a term ending on the next annual stockholders’ meeting following the annual meeting at which the director was elected. Each director will serve until his successor shall have been duly elected and qualified, or until his earlier resignation or removal.

(b) Election of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

Section 6.4 No Preemptive Rights. Except as may otherwise be expressly set forth in a binding contract to which the Corporation is a party, no stockholder shall have any preemptive or other right to purchase or subscribe for or receive any shares of any class, or series thereof; of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof; of stock. Any such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

Section 6.5 No Cumulative Voting. No holder of stock entitled to vote on the election of directors of the Corporation shall have any right to cumulate votes for the election of any director or directors,

Section 6.6 Annual and Special Meetings of Stockholders. (a) Annual meetings of the stockholders of the Corporation for the election of directors shall be held on a date and at a time and place designated by or in the manner provided in the bylaws of the Corporation.

(b) Special meeting of the stockholders may be called at the request of the Chairman of the Board of Directors, the Chief Executive Officer, the President and shall be called by the Secretary (i) at the request of a majority of the Board of Directors or (ii) at the written request of stockholders holding together at least a majority of the shares of the Corporation entitled to vote at the meeting. Special meetings of the stockholders may not be called by any other persons. Only business that has been stated in the notice of a special meeting of stockholders may be transacted at the special meeting.

ARTICLE 7

LIMITATION OF DIRECTOR LIABILITY

Section 7.1 Exoneration. No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director:

(1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) under Section 174 of the DGCL, as it may hereafter be amended from time to time, for any unlawful payment of a dividend or unlawful stock purchase or redemption; or

(4) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification. The Corporation shall, to the fullest extent permitted from time to time under law, indemnify any person who was or is a party, is threatened to be made a party, is a witness or otherwise participates in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation (an “indemnitee”) against all liabilities, damages, losses, expenses (including attorneys’ fees), judgments, fines and amounts paid in gatemen actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the Corporation. The Corporation shall also have the power to enter and perform its obligations under indemnification agreements to the fullest extent permitted by the DGCL.

Section 8.2 Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this Article 8. The advance to be made hereunder shall be paid by the Corporation as soon as practicable but in any event no later than five (5) days after written demand with supporting documentation by indemnitee therefor to the Corporation. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such reasonable terms and conditions, if any, as the Corporation deems appropriate

Section 8.3 Permissive Indemnification. The rights to indemnification and advancement of expenses which are conferred upon the Corporation’s directors and officers by this Article 8 may also be conferred upon any person who is or was a non-officer employee or agent of the Corporation and upon any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if and to the extent, specifically authorized by the Board of Directors.

Section 8.4 Other Rights Not Impaired. The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

Section 8.5 Certain References. (a) For purposes of this Article 8, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 8 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Article 8, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries.

Section 8.6 Rights After Termination of Status. The indemnification provided by this Article 8 shall, and, unless otherwise provided when authorized or ratified, the advancement of expenses granted pursuant to this Article 8 may, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person,

Section 8.7 Insurance for Indemnification. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation has the power to indemnify such person against such liability under this Article 8 or the provisions of the DGCL.

Section 8.8 Other Arrangements for Indemnification. Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any person, the Corporation may, for the benefit of persons eligible for indemnification by the Corporation, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation or (iv) establish a letter of credit, guaranty or surety arrangement.

Section 8.9 No Rights of Subrogation. Indemnification hereunder and under the bylaws of the Corporation shall be a personal right and the Corporation shall have no liability under this Article 8 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment, or succession by any other means to the claim of any person to indemnification hereunder or under the bylaws of the Corporation.

Section 8.10 Effect of Modification. Any repeal or modification of any provision of this Article 8 by the stockholders of the Corporation shall not adversely affect any person’s right to indemnification and protection existing immediately prior to the time of such repeal or modification.

ARTICLE 9

SECTION 203 ELECTION

Section 9.1 Section 203 Election. Pursuant to Section 203(bX3), and in accordance with Sections 203(b)(3) and 303 of the DGM, the Corporation expressly elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on this 31 day of December 2002.

/s/ Kenneth R. Sanders
Kenneth R. Sanders, Chief Executive Officer